Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2021 RESULTS

Miami Lakes, Fla. — April 22, 2021 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2021.
“This quarter, non-interest DDA grew by almost $1 billion, our net interest margin expanded, and we released some of the reserves we put up last year. This quarter also marks the culmination of our 2 year cloud journey, and the release of our new mobile banking platform." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2021, the Company reported net income of $98.8 million, or $1.06 per diluted share, compared to a net loss of $(31.0) million, or $(0.33) per diluted share, for the quarter ended March 31, 2020. On an annualized basis, earnings for the quarter ended March 31, 2021 generated a return on average stockholders' equity of 13.2% and a return on average assets of 1.14%.
Financial Highlights
•Net interest income increased by $2.9 million compared to the immediately preceding quarter ended December 31, 2020 and by $15.7 million compared to the quarter ended March 31, 2020. The net interest margin, calculated on a tax-equivalent basis, improved to 2.39% for the quarter ended March 31, 2021 from 2.33% for the immediately preceding quarter and 2.35% for the quarter ended March 31, 2020.
•The average cost of total deposits continued to decline, dropping by 0.10% to 0.33% for the quarter ended March 31, 2021 from 0.43% for the immediately preceding quarter ended December 31, 2020, and 1.36% for the quarter ended March 31, 2020. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.27% at March 31, 2021 from 0.36% at December 31, 2020 and 1.35% at March 31, 2020.
•For the quarter ended March 31, 2021, the Company recorded a recovery of the provision for credit losses of $(28.0) million compared to a recovery of $(1.6) million for the immediately preceding quarter ended December 31, 2020 and a provision for credit losses of $125.4 million for the quarter ended March 31, 2020. The most significant factor leading to the recovery of credit losses for the quarter ended March 31, 2021 was an improving economic forecast. In contrast, the provision for credit losses for the quarter ended March 31, 2020 was driven primarily by a deteriorating economic forecast resulting from the onset of the COVID-19 pandemic.
•Pre-tax, pre-provision net revenue ("PPNR") was $103.3 million for the quarter ended March 31, 2021 compared to $105.3 million for the immediately preceding quarter ended December 31, 2020 and $85.0 million for the quarter ended March 31, 2020.
•Non-interest bearing demand deposits grew by $957 million during the quarter ended March 31, 2021. Total deposits grew by $236 million as higher cost time deposits continued to runoff, declining by $1.0 billion for the quarter ended March 31, 2021. Average non-interest bearing demand deposits grew by $338 million for the quarter ended March 31, 2021 compared to the immediately preceding quarter ended December 31, 2020 and by $3.1 billion compared to the quarter ended March 31, 2020. At March 31, 2021, non-interest bearing demand deposits represented 29% of total deposits, compared to 25% of total deposits at December 31, 2020.
•Total loans and operating lease equipment declined by $487 million for the quarter ended March 31, 2020.
•Loans on deferral totaled $126 million or less than 1% of total loans at March 31, 2021. Loans modified under the CARES Act totaled $636 million at March 31, 2021. In the aggregate, this represents $762 million or 3% of the total loan portfolio at March 31, 2021.
•Non-performing assets totaled $236 million or 0.67% of total assets at March 31, 2020, a decline from $248 million or 0.71% of total assets at December 31, 2020.

•Book value per common share and tangible book value per common share at March 31, 2021 increased to $32.83 and $32.00, respectively, from $32.05 and $31.22, respectively at December 31, 2020 and pre-pandemic levels of $31.33 and $30.52, respectively at December 31, 2019.
•As previously reported, on January 20, 2021, the Company's Board of Directors reinstated the share repurchase program that the Company suspended in March 2020. During the quarter ended March 31, 2021, the Company repurchased approximately 0.2 million shares of its common stock for an aggregate purchase price of $7.3 million, at a weighted average price of $35.42 per share.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2021		December 31, 2020
Residential and other consumer loans	$6,582,447	28.1%	$6,348,222	26.6%
Multi-family	1,507,462	6.5%	1,639,201	6.9%
Non-owner occupied commercial real estate	4,871,110	20.9%	4,963,273	20.8%
Construction and land	287,821	1.2%	293,307	1.2%
Owner occupied commercial real estate	1,932,153	8.3%	2,000,770	8.4%
Commercial and industrial	4,048,473	17.3%	4,447,383	18.6%
PPP	911,951	3.9%	781,811	3.3%
Pinnacle	1,088,685	4.7%	1,107,386	4.6%
Bridge - franchise finance	524,617	2.2%	549,733	2.3%
Bridge - equipment finance	460,391	2.0%	475,548	2.0%
Mortgage warehouse lending ("MWL")	1,145,957	4.9%	1,259,408	5.3%
	$23,361,067	100.0%	$23,866,042	100.0%
Operating lease equipment, net	$681,003		$663,517
Growth in residential and other consumer loans for the quarter was attributable to GNMA early buyout loans. At March 31, 2021 and December 31, 2020, the residential portfolio included $1.7 billion and $1.4 billion, respectively, of GNMA early buyout loans. Residential activity for the quarter included purchases of approximately $578 million in GNMA early buyout loans, offset by approximately $237 million in re-poolings and paydowns. Residential and other consumer loans, excluding GNMA early buyout loans, declined by approximately $107 million.
In the aggregate, commercial loans declined by $739 million for the quarter ended March 31, 2021 as the environment remained challenging for new production, line utilization was below historical levels and accelerated prepayment activity continued. MWL line utilization declined seasonally to 55% at March 31, 2021 compared to 62% at December 31, 2020.
We originated $265 million of PPP loans under the Second Draw Program during the quarter ended March 31, 2021. Loans originated under the First Draw Program totaling $138 million were fully or partially forgiven during the quarter.

Asset Quality and the Allowance for Credit Losses
The following table presents information about non-performing loans, loans on deferral and CARES Act modifications at March 31, 2021 (dollars in thousands):

	Non-Performing Loans	Currently Under Short-Term Deferral	CARES Act Modification
Residential and other consumer (1)	$26,140	$90,811	$15,432
Commercial:
CRE by Property Type:
Retail	21,932	18,108	18,507
Hotel	34,003	—	343,354
Office	5,263	13,163	43,379
Multi-family	15,288	—	24,014
Other	4,788	—	—
Owner occupied commercial real estate	23,451	3,667	11,532
Commercial and industrial	66,491	—	141,741
Bridge - franchise finance	36,276	—	38,182
Total commercial	207,492	34,938	620,709
Total	$233,632	$125,749	$636,141

(1)    Excludes government insured residential loans.
In the table above, "currently under short-term deferral" refers to loans subject to either a first or second 90-day payment deferral at March 31, 2021 and "CARES Act modification" refers to loans subject to longer-term modifications that, were it not for the provisions of the CARES Act, would likely have been reported as TDRs. Non-performing loans may include some loans that have been modified under the CARES Act.
Non-performing loans declined to $233.6 million or 1.00% of total loans at March 31, 2021, from $244.5 million or 1.02% of total loans at December 31, 2020. Non-performing loans included $48.2 million and $51.3 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.21% and 0.22% of total loans at March 31, 2021 and December 31, 2020, respectively.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	March 31, 2021	December 31, 2020
Special mention	$420,331	$711,516
Substandard - accruing	1,983,191	1,758,654
Substandard - non-accruing	189,589	203,758
Doubtful	17,903	11,867
Total	$2,611,014	$2,685,795
The following table presents the ACL at the dates indicated, related ACL coverage ratios and net charge-off rates for the quarter and year ended March 31, 2021 and December 31, 2020, respectively (dollars in thousands):

	ACL	ACL to Total Loans (1)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (2)
December 31, 2020	$257,323	1.08%	105.26%	0.26%
March 31, 2021	$220,934	0.95%	94.56%	0.17%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 1.13% and 1.26% at March 31, 2021 and December 31, 2020, respectively.
(2)    Annualized for the three months ended March 31, 2021.
The ACL at March 31, 2021 represents management's estimate of lifetime expected credit losses from the loan portfolio given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in March 2021, economic information provided by additional sources, data reflecting the impact of recent events on individual borrowers and other relevant information. The decline in the ACL and in ACL coverage ratios from December 31, 2020 to March 31, 2021 related primarily to to the recovery of credit losses recorded during the quarter. The decline in the ACL was primarily related to the pass rated portion of the portfolio.
For the quarter ended March 31, 2021, the Company recorded a recovery of credit losses of $(28.0) million, which included a recovery of $(26.3) million related to funded loans as well as immaterial amounts related to unfunded loan commitments, accrued interest receivable and an AFS debt security. The recovery of provision for credit losses was largely driven by improvements in forecasted economic conditions.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended March 31,
	2021	2020
Beginning balance	$257,323	$108,671
Cumulative effect of adoption of CECL	—	27,305
Balance after adoption of CECL	257,323	135,976
Provision (recovery)	(26,306)	121,865
Net charge-offs	(10,083)	(7,262)
Ending balance	$220,934	$250,579
Net interest income
Net interest income for the quarter ended March 31, 2021 was $196.2 million compared to $193.4 million for the immediately preceding quarter ended December 31, 2020 and $180.6 million for the quarter ended March 31, 2020.
Interest income decreased by $5.7 million for the quarter ended March 31, 2021 compared to the immediately preceding quarter, and by $48.7 million compared to the quarter ended March 31, 2020. Interest expense decreased by $8.6 million compared to the immediately preceding quarter and by $64.4 million compared to the quarter ended March 31, 2020. Decreases in interest income resulted from declines in market interest rates including the impact of repayment of assets originated in a higher rate environment and, with respect to comparison to the immediately preceding quarter, declines in average loans and investment securities. Declines in interest expense reflected decreases in market interest rates, the impact of our strategy focused on lowering the cost of deposits and improving the deposit mix and declines in average interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.06% to 2.39% for the quarter ended March 31, 2021, from 2.33% for the immediately preceding quarter ended December 31, 2020. The decline in the average rate paid on interest bearing liabilities, particularly deposits, exceeded the decline in the average yield on interest earning assets. Offsetting factors contributing to the increase in the net interest margin for the quarter ended March 31, 2021 compared to the immediately preceding quarter ended December 31, 2020 included:
•The average rate paid on interest bearing deposits decreased to 0.45% for the quarter ended March 31, 2021, from 0.58% for the quarter ended December 31, 2020. This decline reflected continued initiatives taken to lower rates paid on deposits,including the re-pricing of term deposits.
•The tax-equivalent yield on investment securities decreased to 1.73% for the quarter ended March 31, 2021 from 1.82% for the quarter ended December 31, 2020. This decrease resulted from the impact of purchases of lower-yielding securities, prepayments of higher yielding mortgage-backed securities and decreases in coupon interest rates on existing floating rate assets.
•The tax-equivalent yield on loans increased to 3.58% for the quarter ended March 31, 2021, from 3.55% for the quarter ended December 31, 2020. Accelerated amortization of origination fees on PPP loans that were partially or fully forgiven during the quarter impacted the yield on loans by approximately 0.06%.
•The average rate paid on FHLB and PPPLF borrowings increased to 2.32% for the quarter ended March 31, 2021, from 2.07% for the quarter ended December 31, 2020, reflecting the maturity of short-term, lower rate FHLB advances and the payoff of all PPPLF borrowings during the fourth quarter of 2020.
•The increase in average non-interest bearing demand deposits as a percentage of average total deposits also positively impacted the cost of total deposits and the net interest margin.

Non-interest income
Non-interest income totaled $30.3 million for the quarter ended March 31, 2021 compared to $35.3 million for the immediately preceding quarter ended December 31, 2020 and $23.3 million for the quarter ended March 31, 2020. These fluctuations in non-interest income were primarily attributable to gain (loss) on investment securities, net which totaled $2.4 million, $7.2 million and $(3.5) million for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively. Increases in "other non-interest income" related primarily to increased revenue from our customer derivative program.
Non-interest expense
Non-interest expense totaled $123.2 million for the quarter ended March 31, 2021 compared to $123.3 million for the immediately preceding quarter ended December 31, 2020 and $118.9 million for the quarter ended March 31, 2020. Significant factors contributing to the increase in non-interest expense for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020 included:
•Technology and telecommunications expense increased by $3.1 million reflecting investments in digital and data analytics capabilities and in the infrastructure to support cloud migration.
•Deposit insurance expense increased by $3.0 million reflecting an increase in the assessment rate.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, April 22, 2021 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at http://www.ir.bankunited.com/. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 7587207. A replay of the call will be available from 12:00 p.m. ET on April 22nd through 11:59 p.m. ET on April 29th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 7587207. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.2 billion at March 31, 2021, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 69 banking centers in 14 Florida counties and 4 banking centers in the New York metropolitan area at March 31, 2021.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks:
Non-interest bearing	$20,750	$20,233
Interest bearing	1,029,046	377,483
Cash and cash equivalents	1,049,796	397,716
Investment securities (including securities recorded at fair value of $9,234,784 and $9,166,683)	9,244,784	9,176,683
Non-marketable equity securities	177,709	195,865
Loans held for sale	13,770	24,676
Loans	23,361,067	23,866,042
Allowance for credit losses	(220,934)	(257,323)
Loans, net	23,140,133	23,608,719
Bank owned life insurance	301,881	294,629
Operating lease equipment, net	681,003	663,517
Goodwill	77,637	77,637
Other assets	492,526	571,051
Total assets	$35,179,239	$35,010,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,965,658	$7,008,838
Interest bearing	3,096,668	3,020,039
Savings and money market	12,885,645	12,659,740
Time	3,784,111	4,807,199
Total deposits	27,732,082	27,495,816
Federal funds purchased	—	180,000
FHLB advances	3,022,174	3,122,999
Notes and other borrowings	721,753	722,495
Other liabilities	641,395	506,171
Total liabilities	32,117,404	32,027,481

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 93,263,632 and 93,067,500 shares issued and outstanding	933	931
Paid-in capital	1,008,603	1,017,518
Retained earnings	2,091,124	2,013,715
Accumulated other comprehensive loss	(38,825)	(49,152)
Total stockholders' equity	3,061,835	2,983,012
Total liabilities and stockholders' equity	$35,179,239	$35,010,493

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income:
Loans	$205,335	$207,232	$234,359
Investment securities	38,501	42,260	56,060
Other	1,593	1,628	3,720
Total interest income	245,429	251,120	294,139
Interest expense:
Deposits	22,376	29,290	82,822
Borrowings	26,813	28,464	30,741
Total interest expense	49,189	57,754	113,563
Net interest income before provision for credit losses	196,240	193,366	180,576
Provision for (recovery of) credit losses	(27,989)	(1,643)	125,428
Net interest income after provision for credit losses	224,229	195,009	55,148
Non-interest income:
Deposit service charges and fees	4,900	4,569	4,186
Gain on sale of loans, net	1,754	2,425	3,466
Gain (loss) on investment securities, net	2,365	7,203	(3,453)
Lease financing	12,488	13,547	15,481
Other non-interest income	8,789	7,536	3,618
Total non-interest income	30,296	35,280	23,298
Non-interest expense:
Employee compensation and benefits	59,288	60,944	58,887
Occupancy and equipment	11,875	11,797	12,369
Deposit insurance expense	7,450	6,759	4,403
Professional fees	1,912	2,937	3,204
Technology and telecommunications	15,741	16,052	12,596
Depreciation of operating lease equipment	12,217	12,270	12,603
Other non-interest expense	14,738	12,565	14,806
Total non-interest expense	123,221	123,324	118,868
Income (loss) before income taxes	131,304	106,965	(40,422)
Provision (benefit) for income taxes	32,490	21,228	(9,471)
Net income (loss)	$98,814	$85,737	$(30,951)
Earnings (loss) per common share, basic	$1.06	$0.89	$(0.33)
Earnings (loss) per common share, diluted	$1.06	$0.89	$(0.33)

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020			Three Months Ended March 31, 2020

	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,549,309	$208,821	3.58%	$23,706,859	$210,896	3.55%	$22,850,065	$238,108	4.18%
Investment securities (3)	9,070,185	39,188	1.73%	9,446,389	42,966	1.82%	8,107,649	56,951	2.81%
Other interest earning assets	1,062,840	1,593	0.61%	726,273	1,628	0.89%	646,628	3,720	2.31%
Total interest earning assets	33,682,334	249,602	2.98%	33,879,521	255,490	3.01%	31,604,342	298,779	3.79%
Allowance for credit losses	(254,438)			(280,243)			(138,842)
Non-interest earning assets	1,724,176			1,817,476			1,749,752
Total assets	$35,152,072			$35,416,754			$33,215,252
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,942,874	$2,774	0.38%	$2,903,300	$3,637	0.50%	$2,173,628	$6,959	1.29%
Savings and money market deposits	12,793,019	12,127	0.38%	11,839,631	14,517	0.49%	10,412,202	37,756	1.46%
Time deposits	4,330,781	7,475	0.70%	5,360,630	11,136	0.83%	7,510,070	38,107	2.04%
Total interest bearing deposits	20,066,674	22,376	0.45%	20,103,561	29,290	0.58%	20,095,900	82,822	1.66%
Federal funds purchased	8,000	3	0.15%	20,707	6	0.12%	94,066	367	1.56%
FHLB and PPPLF borrowings	3,072,717	17,558	2.32%	3,698,666	19,207	2.07%	4,414,830	25,084	2.29%
Notes and other borrowings	722,305	9,252	5.12%	722,581	9,251	5.12%	429,098	5,290	4.93%
Total interest bearing liabilities	23,869,696	49,189	0.83%	24,545,515	57,754	0.94%	25,033,894	113,563	1.82%
Non-interest bearing demand deposits	7,491,249			7,152,967			4,368,553
Other non-interest bearing liabilities	746,973			772,277			749,101
Total liabilities	32,107,918			32,470,759			30,151,548
Stockholders' equity	3,044,154			2,945,995			3,063,704
Total liabilities and stockholders' equity	$35,152,072			$35,416,754			$33,215,252
Net interest income		$200,413			$197,736			$185,216
Interest rate spread			2.15%			2.07%			1.97%
Net interest margin			2.39%			2.33%			2.35%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2021	2020
Basic earnings per common share:
Numerator:
Net income (loss)	$98,814	$(30,951)
Distributed and undistributed earnings allocated to participating securities	(1,252)	—
Income (loss) allocated to common stockholders for basic earnings per common share	$97,562	$(30,951)
Denominator:
Weighted average common shares outstanding	93,075,702	93,944,529
Less average unvested stock awards	(1,205,529)	(1,101,370)
Weighted average shares for basic earnings (loss) per common share	91,870,173	92,843,159
Basic earnings (loss) per common share	$1.06	$(0.33)
Diluted earnings (loss) per common share:
Numerator:
Income (loss) allocated to common stockholders for basic earnings per common share	$97,562	$(30,951)
Adjustment for earnings reallocated from participating securities	1	—
Income (loss) used in calculating diluted earnings per common share	$97,563	$(30,951)
Denominator:
Weighted average shares for basic earnings (loss) per common share	91,870,173	92,843,159
Dilutive effect of stock options and certain shared-based awards	93,540	—
Weighted average shares for diluted earnings per common share	91,963,713	92,843,159
Diluted earnings (loss) per common share	$1.06	$(0.33)

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2021	2020
Financial ratios (4)
Return on average assets	1.14%	(0.37)%
Return on average stockholders’ equity	13.2%	(4.1)%
Net interest margin (3)	2.39%	2.35%

	March 31, 2021	December 31, 2020
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.00%	1.02%
Non-performing assets to total assets (2)(5)	0.67%	0.71%
Allowance for credit losses to total loans	0.95%	1.08%
Allowance for credit losses to non-performing loans (1)(5)	94.56%	105.26%
Net charge-offs to average loans (4)	0.17%	0.26%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $48.2 million or 0.21% of total loans and 0.14% of total assets, at March 31, 2021; and $51.3 million or 0.22% of total loans and 0.15% of total assets, at December 31, 2020.

	March 31, 2021		December 31, 2020		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.7%	9.8%	8.6%	9.5%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	13.2%	14.8%	12.6%	13.9%	6.5%
Total risk-based capital	15.2%	15.5%	14.7%	14.8%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 13.0% and 14.6%, respectively, at March 31, 2021.

Non-GAAP Financial Measures
PPNR is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses, particularly in view of the volatility of the provision for credit losses resulting from the COVID-19 pandemic. This measure also provides a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measurement of PPNR to the comparable GAAP financial measurement of income (loss) before income taxes for the three months ended March 31, 2021 and 2020 and the three months ended December 31, 2020 (in thousands):

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Income (loss) before income taxes (GAAP)	$131,304	$106,965	$(40,422)
Plus: Provision for (recovery of) credit losses	(27,989)	(1,643)	125,428
PPNR (non-GAAP)	$103,315	$105,322	$85,006
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at March 31, 2021 and December 31, 2020 (dollars in thousands):

	March 31, 2021	December 31, 2020
Total loans (GAAP)	$23,361,067	$23,866,042
Less: Government insured residential loans	1,759,289	1,419,074
Less: PPP loans	911,951	781,811
Less: MWL	1,145,957	1,259,408
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$19,543,870	$20,405,749

ACL	$220,934	$257,323

ACL to total loans (GAAP)	0.95%	1.08%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	1.13%	1.26%

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	March 31, 2021	December 31, 2020	December 31, 2019
Total stockholders’ equity (GAAP)	$3,061,835	$2,983,012	$2,980,779
Less: goodwill and other intangible assets	77,637	77,637	77,674
Tangible stockholders’ equity (non-GAAP)	$2,984,198	$2,905,375	$2,903,105

Common shares issued and outstanding	93,263,632	93,067,500	95,128,231

Book value per common share (GAAP)	$32.83	$32.05	$31.33

Tangible book value per common share (non-GAAP)	$32.00	$31.22	$30.52